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                                                                    EXHIBIT 99.5

                           FORM OF OFFER TO EXCHANGE

          4.875% FIRST COLLATERAL TRUST BONDS, SERIES NO. 12 DUE 2013
          WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
                          FOR ANY AND ALL OUTSTANDING
          4.875% FIRST COLLATERAL TRUST BONDS, SERIES NO. 11 DUE 2013
                                       OF
                       PUBLIC SERVICE COMPANY OF COLORADO

To Registered Holders and Depository
Trust Company Participants:

     We are enclosing herewith the material listed below relating to the offer by Public Service Company of Colorado (the "Company"), a Colorado corporation, to exchange 4.875% First Collateral Trust Bonds, Series No. 12 due 2013 (the "Exchange First Collateral Trust Bonds"), pursuant to an offering registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like amount of the issued and outstanding 4.875% First Collateral Trust Bonds, Series No. 11 due 2013 of the Company (the "Original First Collateral Trust Bonds") issued in a private placement, upon the terms and subject to the conditions set
forth in the Company's Prospectus, dated          , 200 , and the related Letter
of Transmittal (which together constitute the "Exchange Offer").

     Enclosed herewith are copies of the following documents:

     1. Prospectus dated          , 200 (the "Prospectus");

     2. Letter of Transmittal;

     3. Notice of Guaranteed Delivery;

     4. Instruction to Registered Holder and/or Book-Entry Transfer participant from the beneficial owner (the "Owner"); and

     5. Letter which may be sent to your clients for whose account you hold Original First Collateral Trust Bonds in your name or in the name of your nominee, to accompany the instruction form referred to above, for obtaining such client's instruction with regard to the Exchange Offer.

     We urge you to contact your clients promptly. Please note that the Exchange
Offer will expire 5:00 p.m., New York City time, on           , 200 , unless
extended.

     The Exchange Offer is not conditioned upon any minimum number of Original First Collateral Trust Bonds being tendered.

     Pursuant to the Letter of Transmittal, each holder of Original First Collateral Trust Bonds will represent to the Company that (i) the holder is not an "affiliate" of the Company (as defined in Rule 405 under the Securities Act),
(ii) any Exchange First Collateral Trust Bonds to be received by the holder are being acquired in the ordinary course of its business and each holder received the Original First Collateral Trust Bonds being tendered for exchange in the ordinary course of its business, (iii) if the holder is not a broker-dealer, the holder is not engaged in, does not intend to engage in and has no arrangement or understanding with any person to engage in a distribution (within the meaning of the Securities Act) of Exchange First Collateral Trust Bonds to be received in the Exchange Offer, and (iv) the holder is not a broker-dealer tendering Original First Collateral Trust Bonds acquired directly from the Company. If the tendering holder is a broker-dealer it represents and agrees, consistent with certain interpretive letters relating to exchange offers issued by the staff of the Division of Corporation Finance of the Securities and Exchange Commission to third parties, that (a) such Original First Collateral Trust Bonds held by the broker-dealer are held only as a nominee, or (b) such Original First Collateral Trust Bonds were acquired by such broker-dealer for its own account as a result of market-making activities or other trading activities and it will deliver a Prospectus (as amended or supplemented from time to time) meeting the requirements of the Securities Act in connection with any resale of such Exchange First Collateral Trust Bonds (provided that, by so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act).
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     The enclosed Instruction to Registered Holder and/or Book-Entry Transfer
Participant from Owner contains an authorization by the beneficial owners of the Original First Collateral Trust Bonds for you to make the foregoing representations.

     The Company will not pay any fee or commission to any broker or dealer or to any other persons (other than the Exchange Agent) in connection with the solicitation of tenders of Original First Collateral Trust Bonds pursuant to the Exchange Offer. The Company will pay or cause to be paid any transfer taxes payable on the transfer of Original First Collateral Trust Bonds to it, except as otherwise provided in Instruction 5 of the enclosed Letter of Transmittal.

     Additional copies of the enclosed material may be obtained from the undersigned.

                                          Very truly yours,

                                          U.S. BANK TRUST NATIONAL ASSOCIATION

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF PUBLIC SERVICE COMPANY OF COLORADO OR U.S. BANK TRUST NATIONAL ASSOCIATION OR AUTHORIZE YOU TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON THEIR BEHALF IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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